                                                                     Exhibit 8.1

                      Form of Winston & Strawn Tax Opinion

                        [Letterhead of Winston & Strawn]

                                                  Draft

                                       , 2001

AirGate PCS, Inc.
Harris Tower
233 Peachtree Street N.E.
Suite 1700
Atlanta, Georgia 30303

  Re: Agreement and Plan of Merger, dated as of August 28, 2001 (the "Merger
    Agreement"), by and between AirGate PCS, Inc., a Delaware corporation ("AirGate") and iPCS, Inc., a Delaware corporation ("iPCS")

Ladies and Gentlemen:

   We have acted as special counsel for you in connection with the transactions contemplated by the Merger Agreement pursuant to which a wholly-owned subsidiary of AirGate ("Merger Sub") shall merge with and into iPCS (the "Merger") and the holders of iPCS Common Stock (including shares of iPCS Common Stock into which Series A-1 Convertible Participating Preferred Stock, par value $.01 per share, of iPCS and Series A-2 Convertible Participating Preferred Stock, par value $.01 per share, of iPCS shall have been converted immediately prior to the Effective Time in accordance with Section 5(b)(ii) of the respective Certificates of Designations with respect thereto) will receive shares of AirGate Common Stock as provided for in the Merger Agreement.

   Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. All section references in this letter are to the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise provided.

   This opinion letter addresses the U.S. federal income tax issues on which you have requested our opinion and is being delivered to you in connection with the Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the
"Securities Act"), on       , 2001, which includes the Prospectus of AirGate
and the Proxy Statement of AirGate (the "Prospectus/Proxy Statement"). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. In providing these opinions, we have relied on and assumed the accuracy (currently and as of the Effective Time of the Merger) of (without any independent investigation or review thereof): (i) the description of the Merger as set forth in the Merger Agreement and the Prospectus/Proxy Statement, including the representations, statements, and covenants of AirGate, Merger Sub, and iPCS set forth in the Merger Agreement; (ii) the representations, statements, and covenants provided
by AirGate and Merger Sub in the letter to us dated     , 2001 and the
representations, statements, and covenants provided by iPCS in the letter to us
dated     , 2001; and (iii) such other instruments and documents related to the formation, organization and operation of AirGate, Merger Sub, and iPCS and related to the consummation of the Merger as we have deemed necessary or appropriate. Any inaccuracy of any of the representations, warranties, covenants, or statements in the foregoing documents may adversely affect our opinions.

   In addition, we have assumed that: (i) the Merger will be reported by AirGate, Merger Sub, and iPCS on their respective U.S. federal income tax returns in a manner consistent with the opinions set forth below; (ii) any representation or statement that is anticipated to be true or that is made "to the best of knowledge" or is similarly qualified is correct without such qualification; (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement; and (iv) officers of AirGate, Merger Sub, and iPCS who have signed the representations on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein.

   The opinions herein only address the U.S. federal income tax consequences of the holders of iPCS Common Stock who hold such shares as capital assets for purposes of the Code. The opinions do not address stockholders who may be subject to special treatment as listed in the Prospectus/Proxy Statement under the heading "THE MERGER--Material United States Federal Income Tax Consequences of the Merger."

   Based upon and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes:

   1. The Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code.

   2. No gain or loss will be recognized by AirGate, Merger Sub, or iPCS as a result of the Merger.

   3. An iPCS stockholder will not recognize any gain or loss upon the exchange of shares of iPCS Common Stock solely for shares of AirGate Common Stock pursuant to the Merger.

   4. An iPCS stockholder's aggregate initial tax basis of shares of AirGate Common Stock received in the Merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate adjusted tax basis of iPCS Common Stock held immediately prior to the Effective Time.

   5. An iPCS stockholder's holding period of the shares of AirGate Common Stock received in the Merger, including any fractional share interest for which cash is received, will include the period during which the iPCS stockholder held the iPCS Common Stock surrendered in the Merger.

   Our opinions are based upon the current provisions of the Code, as amended; currently applicable Treasury Regulations promulgated or proposed under the Code; currently published administrative rulings and procedures; judicial decisions; and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions.

   Our opinions do not foreclose the possibility of a contrary determination by the IRS or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

   These opinions are rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, or relied upon, nor be filed with, or furnished to, any other person or entity, without our prior written consent. Notwithstanding the foregoing, in accordance with Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement including the Prospectus/Proxy Statement and to the use of our firm name under the headings "THE MERGER--Material United States Federal Income Tax Consequences of the Merger", "THE MERGER AGREEMENT--Closing Conditions of AirGate and the AirGate Merger Subsidiary", and "LEGAL AND TAX MATTERS." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                       2